AMERICAN TISSUE
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                  9 months   9 months    LTH
                                1994      1995       1996      1997      1998      6/30/98   6/30/99    3/31/99
                                ----      ----       ----      ----      ----      -------   -------    -------
Income before taxes             4,901    (1,733)    13,182     6,873    (1,474)    (1,589)     8,237     3,388
Add Fixed Charges
  Interest expenses             4,945     6,822      9,175    12,272    14,672      9,641     10,890    15,346
  Est interest on rent            757       816        547       670       688        509        516       695
                                ------------------------------------------------------------------------------

                               10,603     6,005     22,904    19,815    13,886      8,561     19,643    19,429
                                ------------------------------------------------------------------------------
                                5,702     7,738      9,722    12,942    15,360     10,150     11,406    16,616


Ratio                             1.9       0.8        2.4       1.5       0.9        0.8        1.7       1.2
                                times     times      times     times     times      times      times     times

                                ---------------
Rent Expense                    2,270     2,447      1,642     2,010     2,065      1,528      1,548     2,086
(Unrelated parties ONLY
Apply factor                     0.33      0.33       0.33      0.33      0.33       0.33       0.33      0.33
                                ------------------------------------------------------------------------------
                                  757       816        547       670       686        509        516       695
                                ==============================================================================

PRO FORMA COMBINED FOR A LTM PERIOD (12 months 3/31/99):

Normal Calculations:
Income before taxes                      (126,316)
Add Fixed Charges:
     Interst expense                       24,640
     Est. interest on Rent                  1,058
                                         --------
            EBT plus Fixed Charges       (100,619)
                                         --------
               Total Fixed Charges         25,698

RATIO                                        (3.9)
                                             times

Adjusted Calculation:
Income before taxes                        22,261
Add Fixed Charges
     Interest expense                      24,640
     Est. interest on Rent                  1,058
                                         --------

                                           47,958
                                         --------
                                           25,698

RATIO                                         1.9
                                            times


EBT, AS ADJUSTED
Net income                                            (57,268)
Tax benefit                                           (69,048)         (126,316)
NRV-adjustement                                        16,175
Asset impairment                                      143,632
Severance                                              (2,273)
Property Tax                                           (8,957)
                                                      --------
                                                        22,261
                                                      ========

Estimated interest on Rent:
ATI                                                        695
BG
                                     1100      0.33        363
                                                      --------
                                                         1,058
                                                      ========